SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15
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          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     0-28148
                             Commission File Number

                             THE VINCAM GROUP, INC.
             (Exact name of registrant as specified in its charter)

                               10200 Sunset Drive
                              Miami, Florida 33173
                                 (800) 962-4404
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                    Common Stock, par value $0.001 per share
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  /X/           Rule 12h-3(b)(1)(i)  /X/
         Rule 12g-4(a)(1)(ii) / /           Rule 12h-3(b)(1)(ii) / /
         Rule 12g-4(a)(2)(i)  / /           Rule 12h-3(b)(2)(i)  / /
         Rule 12g-4(a)(2)(ii) / /           Rule 12h-3(b)(2)(ii) / /
                                            Rule 15d-6           / /

         Approximate number of holders of record as of the certificate or notice date: zero

         Pursuant to the requirements of the Securities Exchange Act of 1934, Automatic Data Processing, Inc., as successor to The Vincam Group, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 17, 1999                       By: /s/ James B. Benson
                                               -------------------
                                               Name:  James B. Benson
                                               Title: Vice President,
                                                      Secretary and
                                                      General Counsel